Exhibit 10.1

Description of William J. Nydam Salary Adjustment, Effective February 2005

Effective as of February 23, 2005, William J. Nydam’s annual base salary was increased from $254,400 to $262,032, pursuant to the terms of his employment agreement, which provides for the review and adjustment of Mr. Nydam’s base salary in accordance with our procedures for adjusting salaries for senior executives.